                                                                      Exhibit 20

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
-------------------------------------------------------

Combined Balance Sheets


(In thousands, except shares)                                                    September 30,    December 31,
                                                                                     1998             1997
                                                                                  (unaudited)      (audited)
                                                                                ---------------  -------------
ASSETS
Investments in real estate
  Land                                                                             $ 139,488       $ 109,308
  Buildings and improvements                                                         702,277         648,571
                                                                                   ---------       ---------
                                                                                     841,765         757,879
  Less - Accumulated depreciation                                                   (127,409)       (113,858)
                                                                                   ---------       ---------
    Total investments in real estate                                                 714,356         644,021

Investment in joint venture                                                            1,598           1,575

Mortgage loans and notes receivable                                                    5,521          30,686

Other assets
  Cash and cash equivalents - unrestricted                                             5,327           2,582
                            - restricted                                              17,873          14,282
  Accounts receivable and prepayments                                                 18,513          20,070
  Investments                                                                                         13,103
  Inventory                                                                            3,214           3,374
  Goodwill, net                                                                       61,183          66,560
  Management and lease agreements, net                                                 2,200           4,113
  Deferred charges and other, net                                                      6,182           6,300
  Unamortized debt issue costs                                                         7,199           7,445
  Other                                                                                6,415           5,910
                                                                                   ---------       ---------
    Total assets                                                                   $ 849,581       $ 820,021
                                                                                   =========       =========


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Bank loans                                                                       $ 101,995       $  69,922
  Mortgage loans                                                                     346,065         313,391
  Notes payable                                                                       94,998             146
  Senior notes                                                                        12,538         100,000
  Accounts payable and accrued liabilities                                            38,249          38,000
  Deferred obligations                                                                10,608          10,807
  Deferred capital gains and other deferred income                                     2,370          10,646
  Other                                                                                               10,957
                                                                                   ---------       ---------
    Total liabilities                                                                606,823         553,869
                                                                                   ---------       ---------

Minority interest                                                                      1,047           1,047

Shareholders' equity
  Preferred shares of beneficial interest, $25 liquidation preference,
    2,300,000 shares authorized and 1,349,000 outstanding                             31,737          54,109
  Shares of beneficial interest, $1 par, unlimited authorization, outstanding         31,416          28,179
  Paid-in capital                                                                    180,007         189,272
  Deferred compensation                                                                               (5,643)
  Foreign currency translation adjustment                                             (1,449)           (812)
                                                                                   ---------       ---------
    Total shareholders' equity                                                       241,711         265,105
                                                                                   ---------       ---------
                                                                                   $ 849,581       $ 820,021
                                                                                   =========       =========

                                                                      Exhibit 20

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
-------------------------------------------------------


Combined Statements of Income

(In thousands, except per share data)                                 Three Months Ended                Nine Months Ended
                                                                          September 30,                   September 30,
                                                                           (unaudited)                     (unaudited)
                                                                    ------------------------       -------------------------

                                                                      1998           1997             1998            1997
                                                                    --------       ---------       ---------       ---------
Revenues
  Rents                                                             $ 78,057       $  70,440       $ 237,839       $ 145,643
  Interest - Mortgage loans                                              118             648           1,093           2,221
           - Short-term investments                                      227             635             911           1,319
           - Investments                                                   2             177             302             301
  Equity in (loss) income from joint venture                             (12)           (172)             23             412
  Management fees                                                         84           1,099             262           2,706
  Other income                                                           194             308             441           1,601
                                                                    --------       ---------       ---------       ---------
                                                                      78,670          73,135         240,871         154,203
                                                                    --------       ---------       ---------       ---------
Expenses
  Property operating                                                  55,323          52,989         168,615         101,695
  Real estate taxes                                                    3,269           2,490           9,335           7,106
  Depreciation and amortization                                        7,508           5,276          20,365          12,724
  Interest - Mortgage loans                                            7,471           3,799          21,463           8,489
           - Senior notes                                              1,141           2,219           5,578           6,656
           - Bank loans and other                                      2,439           1,307           9,259           3,338
           - Notes payable                                             1,267                           1,267
  General and administrative                                           8,443           3,110          29,271           8,138
  Litigation and proxy expenses                                                                        4,848
  Foreign currency loss                                                1,125                           1,125
                                                                    --------       ---------       ---------       ---------
                                                                      87,986          71,190         271,126         148,146
                                                                    --------       ---------       ---------       ---------
Income (loss) before capital gains and extraordinary loss             (9,316)          1,945         (30,255)          6,057
    from early extinguishment of debt
  Capital gains                                                                                        8,648
  Extraordinary loss from early extinguishment of debt                (1,633)                         (1,633)
                                                                    --------       ---------       ---------       ---------
Net income (loss) before preferred dividend                          (10,949)          1,945         (23,240)          6,057
  Preferred dividend                                                    (708)         (1,207)         (2,291)         (3,622)
                                                                    --------       ---------       ---------       ---------
Net income (loss) applicable to shares of beneficial interest       $(11,657)      $     738       $ (25,531)      $   2,435
                                                                    ========       =========       =========       =========

Per share data

Basic weighted average shares                                         31,431          27,337          30,561          23,522
Stock options, treasury method                                          --               444            --               444
Restricted shares, treasury method                                      --               225               2             225
                                                                    --------       ---------       ---------       ---------
Diluted weighted average shares                                       31,431          28,006          30,563          24,191
                                                                    ========       =========       =========       =========

Income (loss) applicable to shares of beneficial interest
before capital gains and extraordinary loss from early
extinguishment of debt, basic and diluted                           $   (.32)      $     .03       $   (1.06)      $     .10
                                                                    ========       =========       =========       =========

Net income (loss) applicable to shares of beneficial interest,
basic and diluted                                                   $   (.37)      $     .03       $   (.84)       $     .10
                                                                    ========       =========       =========       =========

Statement of Comprehensive Income

Unaudited (In thousands)                                              Three Months Ended                Nine Months Ended
                                                                         September 30,                    September 30,
                                                                   -------------------------       -------------------------
                                                                      1998           1997             1998            1997
                                                                   --------        ---------       ---------       ---------
Net Income (loss)                                                  $(11,657)       $     738       $ (25,531)      $   2,435

Available for sale securities                                                                             66
Foreign currency translation adjustment                                (337)             (86)           (637)             15
                                                                   --------        ---------       ---------       ---------
Comprehensive income                                               $(11,994)           $ 652       $ (26,102)      $   2,450
                                                                   ========        =========       =========       =========

                                                                      Exhibit 20


Combined Statements of Changes in Cash

Unaudited (In thousands)                                                     Three Months                      Nine Months
                                                                          Ended September 30,             Ended September 30,
                                                                        ------------------------       ---------------------------

                                                                           1998         1997              1998            1997
                                                                        -----------  -----------       -----------     -----------
Cash provided by operations
  Net income (loss) before preferred dividend                             $(10,949)    $  1,945          $(23,240)      $   6,057
  Adjustments to reconcile net income (loss) to net
    cash provided by (used for) operations --
      Depreciation and amortization                                          7,508        5,276            20,365          12,724
      Capital gains                                                                                        (8,648)
      Extraordinary loss from early extinguishment of debt                   1,633                          1,633
      Foreign currency loss                                                  1,125                          1,125
      Vesting of restricted shares                                                                          5,068
      Decrease (increase) in deferred charges and other, net                   195       (1,084)           (1,039)         (4,631)
      Increase (decrease) in deferred income                                   738          207              (558)            996
      Increase in deferred interest on mortgage investments                                 (19)               (6)           (102)
      Decrease in deferred obligations                                          (5)          (4)              (15)            (13)
      Net changes in other assets and liabilities                             (980)       1,452             9,647           5,798
                                                                          --------     --------          --------       ---------
        Net cash provided by (used for) operations                            (735)       7,773             4,332          20,829
                                                                          --------     --------          --------       ---------

Cash provided by (used for) investing
  Repayment of mortgage investment and note payable                                                        25,045          16,200
  Investment in short-term investments                                                  (12,651)                          (12,651)
  Principal received from mortgage investments                                  13           57               126             159
  Proceeds from sale of properties                                                        4,023             6,042          13,011
  Purchase of investments                                                                                  (1,771)
  Investments in properties                                                 (2,208)                       (63,022)
  Investments in capital and tenant improvements                            (4,929)      (7,857)          (19,167)        (16,946)
  Acquisition of joint venture interests, net of cash aquired                           (72,900)                          (72,900)
  Investment in Impark                                                                                    (11,195)        (36,574)
  Deposit for property acquisitions                                                      (2,000)              (70)         (2,000)
  Sale of investments                                                        1,621                         15,141
                                                                          --------     --------          --------       ---------
        Net cash used for investing                                         (5,503)     (91,328)          (48,871)       (111,701)
                                                                          --------     --------          --------       ---------

Cash provided by (used for) financing
  (Decrease) increase in short-term loans                                    6,701       38,975            32,072          13,175
  Increase in note payable                                                  90,000                         90,000
  Increase in mortgage loans                                                                               30,000           2,737
  Repayment of mortgage loans - Normal payments                             (1,001)        (632)           (2,928)         (1,839)
                              - Balloon payments                              (468)                          (468)        (13,835)
  Sale of hedge agreement                                                                                     825
  Purchase of senior notes                                                 (87,462)                       (87,462)
  Purchase of First Union shares                                                                           (1,829)
  Sale of First Union shares                                                                 51             2,995         121,049
  Debt issue costs paid                                                     (2,003)        (202)           (3,129)         (1,013)
  Dividends paid to shares of beneficial interest                                        (3,076)           (6,577)         (7,378)
  Dividends paid to preferred shares of beneficial interest                   (708)      (1,208)           (2,624)         (3,663)
                                                                          --------     --------          --------       ---------
        Net cash provided by financing                                       5,059       33,908            50,875         109,233
                                                                          --------     --------          --------       ---------
Decrease in cash and cash equivalents                                       (1,179)     (49,647)            6,336          18,361
Cash and cash equivalents at beginning of period                            24,379       70,959            16,864           2,951
                                                                          --------     --------          --------       ---------
Cash and cash equivalents at end of period                                $ 23,200     $ 21,312          $ 23,200       $  21,312
                                                                          ========     ========          ========       =========


Income per share of beneficial interest has been computed in accordance with SFAS 128 (Earnings Per Share). SFAS 128 requires that common share equivalents be excluded from the weighted average shares outstanding for the calculation of basic earnings per share. Shares and per share amounts for 1997 have been restated accordingly.

In May 1998, the registrant sold its investment in the land beneath the Huntington Building in Cleveland, Ohio for $6.0 million resulting in a capital gain of $1.7 million. Additionally, an $18.9 million mortgage investment secured by the Huntington Building was repaid in 1998 resulting in the recognition of a $7.7 million capital gain which was deferred when the building was sold in 1982 since the registrant received the mortgage note as consideration. In June 1998, the registrant sold a forward exchange agreement resulting in a loss of $.8 million. The forward exchange contract was purchased to protect the registrant from foreign currency fluctuations resulting from notes issued in conjunction with the acquisition of Impark.

In August 1998, the registrant repaid $87.5 million of its 8 7/8% senior notes resulting in $1.6 million of issue costs and solicitation fees being expensed.

The registrant, in July 1998, adopted the Financial Accounting Standards Board's Emerging Issues Task Force Bulletin 98-9 (EITF-98-9), "Accounting for Contingent Rent in Interim Financial Periods" on a prospective basis. EITF-98-9 requires that contingent rental income, such as percentage rent which is dependent on sales of retail tenants, be recognized in the period that a tenant exceeds its specified sales breakpoint. Consequently, the registrant will accrue the majority of percentage rent income in the fourth quarter of each year after the adoption of EITF-98-9. As a result, no percentage rent income was recorded by the registrant in the third quarter of 1998. In the third quarter of 1997, $1.0 million of percentage rental income was recorded.